Exhibit 99.5

Trinity Industries, Inc.
Earnings Release Conference Call
Comments of Antonio Carrillo
Senior Vice President and Group President
Energy Equipment Group
July 27, 2011

Thank you Steve, and good morning!

The wind industry continues to face a number of issues including low natural gas prices, transmission constraints and uncertainty about the extension of the production tax credit. To make wind energy more competitive, our customers are increasing the energy output of their turbines. One way to do this is by using taller wind towers.

Beginning in May and throughout June, some of our facilities began transitioning our production lines to manufacture 100-meter as opposed to 80-meter towers. The change created a steep learning curve that resulted in operational inefficiencies greater than we anticipated. The impact of this was reflected in our operating margins for the second quarter and will continue through at least the third quarter. At this time, it is difficult to precisely predict the point at which we will get past this learning curve.

I see positive momentum occurring in this area. I am confident that our people will overcome these challenges.

In summary....Wind energy technology is evolving rapidly. At this point, we are committed to working closely with our customers as they develop more efficient models. As a result, there may be brief periods of time when we have to make quick transitions within our manufacturing operations to support our customer’s competitive positioning. We view our flexibility and competencies in this area as strategic differentiators.

I will now turn the call over to Bill for his comments.